Exhibit 7.06

Execution Version

Abax Asian Structured Credit Fund II, LP
1707B-1708, International Commerce Centre

17/F, 1 Austin Road West

Kowloon

Hong Kong

Attention:  Donald Yang

17 November 2017

Dear Sirs:

JASO Top Holdings Limited (“we” or the “Borrower”) has advised Abax Asian Structured Credit Fund II, LP (the “Noteholder”) that we wish the Noteholder to subscribe for an exchangeable note (the “Note”) to be issued by the Borrower in the principal amount of US$20,000,000 and otherwise upon the terms and subject to the conditions set out or referred to in the Commitment Documents (the “Transaction”).

This letter is to be read together with the term sheet attached hereto as Appendix A (the “Term Sheet”, and together with this Commitment Letter, the “Commitment Documents”).

1.                                      Commitment

The Noteholder is pleased to confirm its agreement, on the Issue Date (as defined in the Term Sheet) (being no later than one Business Day prior to the closing date of the Merger (as defined in the Term Sheet) (or such other date as the parties may agree)), to subscribe for, and purchase from the Borrower, the Note at a purchase price of 100 per cent of the principal amount of the Note.

2.                                      Conditions to Commitment

The obligation of the Noteholder to subscribe for and purchase the Note on the Issue Date is subject only to (i) execution of the Definitive Agreements in accordance with paragraph 3 (Definitive Agreements) (reflecting the terms set out in the Term Sheet and otherwise in form and substance reasonably satisfactory to the Noteholder and including customary terms and conditions applicable to a transaction of this nature), (ii) satisfaction of the conditions precedent set out in the section entitled “Conditions Precedent” in the Term Sheet and in the Definitive Agreements, and (iii) no “Company Material Adverse Effect” (as defined under the Merger Agreement relating to the Merger (as defined in the Term Sheet)) has occurred since the date of this letter and is “continuing” (as interpreted in accordance with Section 7.02(c) of the Merger Agreement).  Following execution of the Definitive Agreements and satisfaction of all such conditions precedent on the Issue Date the Noteholder shall pay the purchase price for the Note, being US$20,000,000, to the Borrower by electronic bank transfer of immediately available funds to a bank account designated in writing by the Borrower prior to the Issue Date.

3.                                      Definitive Agreements

Each of the parties agrees to negotiate in good faith, to use reasonable efforts and to allocate sufficient resources and personnel to enable the parties to enter into the Definitive Agreements (as defined in the Term Sheet) on or before the Issue Date, in each case consistent with the Term Sheet, in all relevant capacities.

4.                                      Indemnification

4.1                               Whether or not the Definitive Agreements are signed, the Borrower shall, within five Business Days of demand, indemnify each Indemnified Person against any cost, expense, loss or liability (including without limitation legal fees) incurred by or awarded against that Indemnified Person in each case arising out of or in connection with any action, claim, investigation or proceeding commenced or threatened (including, without limitation, any action, claim, investigation or proceeding to preserve or enforce rights) in relation to the Commitment Documents.

4.2                               The Borrower shall not be liable under paragraph 4.1 of this Commitment Letter for any cost, expense, loss or liability (including without limitation legal fees) incurred by or awarded against an Indemnified Person if that cost, expense, loss or liability results directly from any breach by that Indemnified Person of any Commitment Document or any Definitive Agreement which in any case has resulted directly from the wilful misconduct of that Indemnified Person.

4.3                               For the purposes of this paragraph 4, “Indemnified Person” means the Noteholder, each of its affiliates and each of their respective directors, officers, employees and agents.

5.                                      Confidentiality

The parties hereto acknowledge that the terms and conditions of the Commitment Documents are confidential and are not to be disclosed to or relied upon by anyone else, except that disclosure of such terms and conditions or a copy of any of them is permitted to the extent made as follows:

(a)                                 to the Borrower, the Controlling Shareholder (as defined in the Term Sheet), the Noteholder or any of their respective affiliates or to any of their or their respective affiliates’ officers, directors, employees and advisors for purposes of the Transaction;

(b)                                 to any member of the Target Group (as defined in the Term Sheet) and their officers, directors, employees and advisors for purposes of the Merger;

(c)                                  to the Senior Lenders (as defined in the Term Sheet) and their officers, directors, employees and advisors for purposes of the Merger or the Senior Facility (as defined in the Term Sheet);

(d)                                 in connection with any preservation or enforcement of rights under any Commitment Document;

(e)                                  in accordance with the paragraph of the Term Sheet entitled “Confidentiality”; and

(f)                                   to anyone else to the extent required by law, regulation, legal process or applicable governmental or regulatory authority or stock exchange (including, without limitation, the US Securities and Exchange Commission and NASDAQ).

6.                                      No Announcements

Each of the parties hereto shall not make, and shall cause each of its affiliates not to make, any public announcement regarding the Transaction without the prior consent of the other party hereto (such consent not to be unreasonably withheld or delayed), except to the extent required by law, regulation, legal process or applicable governmental or regulatory authority or stock exchange (including, without limitation, the US Securities and Exchange Commission and NASDAQ).

7.                                      No Assignment

Neither the Borrower nor the Noteholder may assign or transfer any of their respective rights or obligations under this letter without the prior written consent of the other party. For the avoidance of doubt, notwithstanding the foregoing, there are no restrictions on sale or transferability of the Note as provided in the Term Sheet, subject only to limitations under applicable securities laws and the Noteholder may request that the Note is issued to a person designated by it.

8.                                      Term

This letter shall expire at 5:00 p.m. (New York time) on the date which is twelve months from the date of this letter (the “Expiry Date”). Such expiry shall be without prejudice to the continued existence of all rights and obligations arising out of any breach of any provision of this letter where such breach occurs prior to the time of such expiry.

9.                                      Commitment Fee

If the Merger is effected on or prior to the Expiry Date but the Borrower does not issue the Note to the Noteholder or a person designated by the Noteholder (other than by reason of any default by the Noteholder), a commitment fee of US$200,000 (being 1.0 per cent. of the principal amount of the Note) shall be payable by the Issuer to the Noteholder on the Expiry Date, provided that no Default has occurred under the Senior Facility.  The commitment fee is non-refundable and non-creditable against other fees payable in connection with the Note. It shall be paid in full, without (and free and clear of any deduction for) set-off or counterclaim.

10.                               Payments

All payments under this letter shall be paid without any deduction or withholding for or on account of tax (a “Tax Deduction”) unless a Tax Deduction is required by law. If a Tax Deduction is required by law to be made, the amount of the payment due shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

11.                               Survival

Paragraph 4 (Indemnification) to paragraph 7 (No Assignment) and paragraph 9 (Commitment Fee) to paragraph 17 (Jurisdiction) inclusive shall survive and continue after any expiry of any Commitment Document.

12.                               Amendments

No waiver or amendment of any provision of this letter shall be effective unless it is in writing and signed by the parties hereto.

13.                               Third Party Rights

A person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Ordinance (Cap 623) to enforce or to enjoy the benefit of any term of this letter.

14.                               Counterparts

This letter may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of such letter.

15.                               Notices

15.1                        Any communication to be made under or in connection with this letter shall be made in writing and, unless otherwise stated, may be made by email or letter.

15.2                        Notices and communications to be given to the Borrower shall be sent to:

Name:	Mr. JIN Baofang

Address:	JASO Top Holdings Limited
Building No. 8, Noble Center
Automobile Museum East Road
Fengtai, Beijing 100070
The People’s Republic of China

Attention:	Mr. JIN Baofang

Email:	xiejian@jasolar.com

15.3                        Notices and communications to be given to the Noteholder shall be sent to:

Name:	Donald Yang

Address:	1707B-1708, International Commerce Centre, 17/F, 1 Austin Road West, Kowloon, Hong Kong

Attention:	Donald Yang

Email:	donald.yang@abaxcap.com

16.                               Governing Law

This Commitment Letter is governed by the laws of Hong Kong.

17.                               Jurisdiction

17.1                        The courts of Hong Kong have exclusive jurisdiction to settle any dispute arising out of or in connection with this letter (including any dispute regarding the existence, validity or termination of this letter (a “Dispute”)).

17.2                        The parties to this Commitment Letter agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes and accordingly neither of the parties to this Commitment Letter will argue to the contrary.

If you agree to the above, please sign, date and return to us the enclosed copy of this letter.

Yours faithfully,

JASO Top Holdings Limited

as the Borrower

By:	/s/ Jin Baofang
Name: Jin Baofang
Title: Director

[Signature Page for Abax Commitment Letter]

We agree to the terms set out above.

Abax Asian Structured Credit Fund II, LP

as the Noteholder

By:	/s/ Yang Xiang Dong
Name: Yang Xiang Dong
Title: Director

Date: November 17, 2017

[Signature Page for Abax Commitment Letter]